Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S‑3 (Registration Nos. 333‑200182, 333‑224723, and 333‑226334, as amended) and Forms S‑8 (Registration Nos. 333‑16377, 333‑66433, 333‑59694, 333‑129104, 333‑134256, as amended, 333‑145577, 333‑168586, as amended, 333‑173837, 333‑181160, as amended, 333‑204123, and 333‑211326)  of Intricon Corporation and Subsidiaries of our report dated March 16, 2020, before the effects of the adjustments to retrospectively apply the change in reportable segments described in Note 1, relating to the consolidated financial statements, which appears in this annual report on Form 10‑K for the year ended December 31, 2020.

/s/ BAKER TILLY US, LLP (FORMERLY KNOWN AS BAKER TILLY VIRCHOW KRAUSE, LLP)

Minneapolis, Minnesota

March 16, 2021